Exhibit 99.1
BANKUNITED, INC. REPORTS THIRD QUARTER 2025 RESULTS

Miami Lakes, Fla. — October 22, 2025 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended September 30, 2025.
"We continued to deliver on improved profitability this quarter, with gains in EPS, ROA and ROE. We achieved our near-term target of a 3% margin as well." said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended September 30, 2025, the Company reported net income of $71.9 million, or $0.95 per diluted share, for an annualized return on average assets of 0.82%. For the immediately preceding quarter ended June 30, 2025, net income was $68.8 million, or $0.91 per diluted share and for the quarter ended September 30, 2024, net income was $61.5 million, or $0.81 per diluted share. For the nine months ended September 30, 2025, net income was $199.1 million, or $2.63 per diluted share compared to $163.2 million, or $2.17 per diluted share for the nine months ended September 30, 2024, an increase of 21% in diluted earnings per share.
Quarterly Highlights
•The net interest margin, calculated on a tax-equivalent basis, expanded by 0.07% to 3.00% for the quarter ended September 30, 2025 from 2.93% for the immediately preceding quarter. Net interest income grew by $4.0 million compared to the prior quarter and by $16.0 million or 7% compared to the comparable quarter of the prior year.
•As expected, non-interest bearing demand deposits ("NIDDA") declined by $488 million for the quarter, in part due to expected seasonality in the title solutions vertical, and represented 30% of total deposits at September 30, 2025. NIDDA was up $990 million compared to September 30, 2024, one year ago. Average NIDDA grew by $210 million for the quarter ended September 30, 2025 compared to the immediately preceding quarter and by $741 million for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024.
•Total deposits was essentially flat quarter-over-quarter, declining by $28 million. Non-brokered deposits grew by $1.2 billion compared to one year ago but, as expected, declined by $439 million for the quarter ended September 30, 2025 largely due to normal seasonality in the title solutions and government banking verticals.
•The average cost of total deposits declined by 0.09% to 2.38% for the quarter ended September 30, 2025 from 2.47% for the immediately preceding quarter ended June 30, 2025. The spot APY of total deposits declined by 0.06% to 2.31% at September 30, 2025 from 2.37% at June 30, 2025. The spot APY of total deposits was 2.93% at September 30, 2024, one year ago.
•For the quarter ended September 30, 2025, total loans declined by $231 million. In the aggregate, consistent with our balance sheet strategy, the residential, franchise, equipment and municipal finance portfolios declined by $245 million while the core commercial portfolio segments and mortgage warehouse grew by a combined $14 million.
•The loan to deposit ratio was 82.8% at September 30, 2025, compared to 83.6% at June 30, 2025.
•Total criticized and classified loans declined by $3 million for the quarter ended September 30, 2025 while total non-accrual loans increased by $3 million. The annualized net charge-off ratio for the nine months ended September 30, 2025 was 0.26%; the net charge-off ratio for the trailing twelve months was 0.27%. The NPA ratio at September 30, 2025 was 1.10%, including 0.11% related to the guaranteed portion of non-accrual SBA loans, compared to 1.08%, including 0.10% related to the guaranteed portion of non-accrual SBA loans, at June 30, 2025.
•The ratio of the ACL to total loans was 0.93% at September 30, 2025, consistent with the prior quarter-end. The ratio of the ACL to non-performing loans was 57.95%. The ACL to loans ratio for commercial portfolio sub-segments including C&I, CRE, franchise finance and equipment finance was 1.35% at September 30, 2025 and the ACL to loans ratio for CRE office loans was 2.21%. The provision for credit losses was $11.6 million for the quarter ended September 30, 2025 compared to $15.7 million for the preceding quarter.

•At September 30, 2025, the weighted average LTV of the CRE portfolio was 54.6%, the weighted average DSCR was 1.77, 49% of the portfolio was collateralized by properties located in Florida and 22% was collateralized by properties located in the New York tri-state area. For the office sub-segment, the weighted average LTV was 65.0%, the weighted average DSCR was 1.57, 61% was collateralized by properties in Florida and was predominantly suburban; 18% was collateralized by properties located in the New York tri-state area.
•Our capital position is robust. At September 30, 2025, CET1 was 12.5% at a consolidated level. Pro-forma CET1 including accumulated other comprehensive income was 11.7% at September 30, 2025. The ratio of tangible common equity to tangible assets increased to 8.4% at September 30, 2025.
•Book value and tangible book value per common share continued to accrete, to $40.30 and $39.27, respectively, at September 30, 2025 compared to $39.26 and $38.23, respectively, at June 30, 2025 and $37.56 and $36.52, respectively, at September 30, 2024. This represents an 8% year-over-year increase in tangible book value per share.
•As previously reported, in August 2025, the Company redeemed all of its outstanding senior notes due November 2025 at par value plus accrued interest.
Loans
Loan portfolio composition at the dates indicated follows (dollars in thousands):

	September 30, 2025		June 30, 2025		December 31, 2024
Core C&I and CRE segments:
Non-owner occupied commercial real estate	$5,820,343	24.6%	$5,829,835	24.4%	$5,652,203	23.3%
Construction and land	714,272	3.0%	643,630	2.7%	561,989	2.3%
Owner occupied commercial real estate	1,943,331	8.2%	1,942,076	8.1%	1,941,004	8.0%
Commercial and industrial	6,612,538	27.8%	6,743,739	28.2%	7,042,222	28.9%
	15,090,484	63.6%	15,159,280	63.4%	15,197,418	62.5%
Franchise and equipment finance	134,635	0.6%	149,022	0.6%	213,477	0.9%
Pinnacle - municipal finance	637,198	2.7%	694,639	2.9%	720,661	3.0%
Mortgage warehouse lending ("MWL")	709,185	3.0%	626,589	2.6%	585,610	2.4%
Residential	7,130,992	30.1%	7,303,997	30.5%	7,580,814	31.2%
	$23,702,494	100.0%	$23,933,527	100.0%	$24,297,980	100.0%
For the quarter ended September 30, 2025, the core C&I and CRE portfolio segments declined by a net $69 million. The CRE portfolio segments grew by $61 million while the C&I portfolio segments declined by $130 million. MWL grew by $83 million. Consistent with our balance sheet strategy, residential loans declined by $173 million.
Our commercial real estate exposure totaled 28% of loans and 185% of the Bank's total risk based capital at September 30, 2025. By comparison, based on call report data as of June 30, 2025 for banks with between $10 billion and $100 billion in assets, the median level of CRE to total loans was 34% and the median level of CRE to total risk based capital was 225%.

Asset Quality and the ACL
The following table presents information about the ACL at the dates indicated as well as net charge-off rates for the periods ended September 30, 2025, June 30, 2025 and December 31, 2024 (dollars in thousands):

	ACL	ACL to Total Loans	Commercial ACL to Commercial Loans(2)	ACL to Non-Performing Loans	Net Charge-offs to Average Loans (1)
September 30, 2025	$219,884	0.93%	1.35%	57.95%	0.26%
June 30, 2025	$222,730	0.93%	1.36%	59.18%	0.27%
December 31, 2024	$223,153	0.92%	1.37%	89.01%	0.16%

(1)    Annualized for the six months ended June 30, 2025 and the nine months ended September 30, 2025; ratio for December 31, 2024 represents annual net charge-off rate.
(2)    For purposes of this ratio, commercial loans includes the core C&I and CRE sub-segments as presented in the table above as well as franchise and equipment finance. Due to their unique risk profiles, MWL and municipal finance are excluded from this ratio.
The ACL at September 30, 2025 represents management's estimate of lifetime expected credit losses, or the amount of amortized cost not expected to be collected, given an assessment of historical data, current conditions, and a reasonable and supportable economic forecast as of the balance sheet date. For the quarter ended September 30, 2025, the provision for credit losses, including portions related to both funded and unfunded loan commitments, was $11.6 million, compared to $15.7 million for the immediately preceding quarter ended June 30, 2025 and $9.2 million for the quarter ended September 30, 2024. The most significant factors impacting the provision for credit losses for the quarter ended September 30, 2025 were an improvement in our economic forecast, largely offset by increases in certain qualitative factors and in specific reserves. The majority of the increase in specific reserves related to one C&I loan and one CRE office loan. Net charge-offs also impacted the ACL.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Beginning balance	$222,730	$219,747	$225,698	$223,153	$202,689
Provision	11,851	15,694	9,091	43,508	46,719
Net charge-offs	(14,697)	(12,711)	(6,540)	(46,777)	(21,159)
Ending balance	$219,884	$222,730	$228,249	$219,884	$228,249
Charge-offs for the quarter ended September 30, 2025 related primarily to one C&I loan and one CRE office loan. As detailed in the following table, total criticized and classified commercial loans was stable quarter-over-quarter, declining by $3 million (in thousands):

	September 30, 2025		June 30, 2025		December 31, 2024
	CRE	Total Commercial	CRE	Total Commercial	CRE	Total Commercial
Special mention	$54,562	$136,640	$88,959	$130,879	$58,771	$262,387
Substandard - accruing	521,284	733,615	520,955	745,811	633,614	894,754
Substandard - non-accruing	149,993	306,953	152,634	317,958	95,378	219,758
Doubtful	—	48,635	—	34,639	—	6,856
Total	$725,839	$1,225,843	$762,548	$1,229,287	$787,763	$1,383,755
Net Interest Income
Net interest income for the quarter ended September 30, 2025 was $250.1 million, compared to $246.1 million for the immediately preceding quarter ended June 30, 2025. Interest income decreased by $0.9 million for the quarter ended September 30, 2025 while interest expense decreased by $4.9 million. The decline in interest expense related to both a lower average cost of funds and lower average balance of interest bearing liabilities.

The Company’s net interest margin, calculated on a tax-equivalent basis, increased by 0.07% to 3.00% for the quarter ended September 30, 2025, from 2.93% for the immediately preceding quarter ended June 30, 2025. Factors impacting the net interest margin for the quarter ended September 30, 2025 were:
•The net interest margin was positively impacted by a more favorable funding mix. Average NIDDA increased as a percentage of both total deposits and total funding, growing by $210 million for the quarter ended September 30, 2025, while average interest bearing liabilities declined by $526 million.
•The average cost of interest bearing liabilities declined to 3.52% for the quarter ended September 30, 2025 from 3.57% for the prior quarter.
•The average rate paid on interest bearing deposits declined to 3.40% for the quarter ended September 30, 2025, from 3.48% for the quarter ended June 30, 2025. This decline reflected the maturity of higher-rate term deposits, actions taken to proactively reduce deposit pricing in response to a lower Federal funds rate and higher priced brokered deposits, on average, declining for the quarter. The redemption of higher cost senior debt also positively impacted the cost of funds.
•The average rate paid on FHLB advances increased to 3.94% for the quarter ended September 30, 2025 from 3.79% for the quarter ended June 30, 2025, primarily due to the expiration of cash flow hedges.
•The yield on interest earning assets held flat quarter-over-quarter at 5.38%. While the tax equivalent yield on loans declined marginally, the tax equivalent yield on investment securities increased to 5.13% for the quarter ended September 30, 2025, from 5.06% for the quarter ended June 30, 2025. This increase related to coupon resets during periods of rate volatility and to changes in portfolio composition.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, October 22, 2025 with Chairman, President and Chief Executive Officer Rajinder P. Singh, Chief Financial Officer Leslie N. Lunak, Chief Operating Officer Thomas M. Cornish and incoming Chief Financial Officer, James G. Mackey.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at https://ir.bankunited.com. To participate by telephone, participants will receive dial-in information and a unique PIN number upon completion of registration at https://register-conf.media-server.com/register/BIfa1eb10c2cce4ebcba9bc778ae3f56ae. For those unable to join the live event, an archived webcast will be available on the Investor Relations page at https://ir.bankunited.com approximately two hours following the live webcast.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $35.1 billion at September 30, 2025, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida, with operations in Florida, New York, Dallas, Atlanta, Morristown, New Jersey, and Charlotte, North Carolina. BankUnited provides a full range of consumer and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions, and offers certain commercial lending and deposit products through national platforms. For additional information, call (877) 779-2265 or visit www.BankUnited.com. BankUnited can be found on Facebook at facebook.com/BankUnited.official, LinkedIn @BankUnited and on X @BankUnited.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitation) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by external circumstances outside the Company's direct control, such as but not limited to adverse events or conditions impacting the financial services industry. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	September 30, 2025	June 30, 2025	December 31, 2024
ASSETS
Cash and due from banks:
Non-interest bearing	$13,589	$15,595	$12,078
Interest bearing	545,916	785,699	479,038
Cash and cash equivalents	559,505	801,294	491,116
Investment securities	9,467,082	9,401,071	9,130,244
Non-marketable equity securities	165,922	174,234	206,297
Loans	23,702,494	23,933,527	24,297,980
Allowance for credit losses	(219,884)	(222,730)	(223,153)
Loans, net	23,482,610	23,710,797	24,074,827
Bank owned life insurance	303,368	294,855	284,570
Operating lease equipment, net	201,777	214,455	223,844
Goodwill	77,637	77,637	77,637
Other assets	817,872	785,364	753,207
Total assets	$35,075,773	$35,459,707	$35,241,742

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$8,625,115	$9,112,888	$7,616,182
Interest bearing	6,609,679	5,583,663	4,892,814
Savings and money market	9,936,797	10,171,156	11,055,418
Time	3,446,696	3,778,234	4,301,289
Total deposits	28,618,287	28,645,941	27,865,703
FHLB advances	2,080,000	2,255,000	2,930,000
Notes and other borrowings	320,431	708,937	708,553
Other liabilities	1,024,681	896,812	923,168
Total liabilities	32,043,399	32,506,690	32,427,424

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 75,242,935, 75,218,911 and 74,748,370 shares issued and outstanding	752	752	747
Paid-in capital	310,974	306,271	301,672
Retained earnings	2,925,806	2,877,237	2,796,440
Accumulated other comprehensive loss	(205,158)	(231,243)	(284,541)
Total stockholders' equity	3,032,374	2,953,017	2,814,318
Total liabilities and stockholders' equity	$35,075,773	$35,459,707	$35,241,742

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Interest income:
Loans	$324,390	$328,090	$355,220	$973,864	$1,053,081
Investment securities	120,419	117,346	127,907	351,634	375,794
Other	8,113	8,343	9,229	24,892	28,253
Total interest income	452,922	453,779	492,356	1,350,390	1,457,128
Interest expense:
Deposits	163,555	170,695	208,630	508,460	626,719
Borrowings	39,255	36,965	49,598	112,560	155,402
Total interest expense	202,810	207,660	258,228	621,020	782,121
Net interest income before provision for credit losses	250,112	246,119	234,128	729,370	675,007
Provision for credit losses	11,577	15,698	9,248	42,386	44,071
Net interest income after provision for credit losses	238,535	230,421	224,880	686,984	630,936
Non-interest income:
Deposit service charges and fees	5,387	5,323	5,016	15,945	15,238
Lease financing	4,152	4,612	6,368	13,077	23,448
Other non-interest income	16,027	17,875	11,504	46,624	35,264
Total non-interest income	25,566	27,810	22,888	75,646	73,950
Non-interest expense:
Employee compensation and benefits	85,196	83,153	81,781	251,095	233,289
Occupancy and equipment	10,929	10,945	12,242	33,217	33,784
Deposit insurance expense	6,601	6,976	7,421	20,804	29,481
Technology	21,630	23,492	21,094	67,902	61,976
Depreciation of operating lease equipment	4,423	3,869	4,666	12,301	21,775
Other non-interest expense	37,390	35,892	37,378	105,403	101,223
Total non-interest expense	166,169	164,327	164,582	490,722	481,528
Income before income taxes	97,932	93,904	83,186	271,908	223,358
Provision for income taxes	26,081	25,138	21,734	72,815	60,193
Net income	$71,851	$68,766	$61,452	$199,093	$163,165
Earnings per common share, basic	$0.96	$0.91	$0.82	$2.65	$2.19
Earnings per common share, diluted	$0.95	$0.91	$0.81	$2.63	$2.17

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended September 30,			Three Months Ended June 30,			Three Months Ended September 30,
	2025			2025			2024
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$23,533,712	$327,266	5.53%	$23,901,218	$330,805	5.55%	$24,299,898	$358,259	5.87%
Investment securities (3)	9,404,188	121,124	5.13%	9,352,504	118,046	5.06%	9,171,185	128,762	5.62%
Other interest earning assets	793,366	8,113	4.06%	807,721	8,343	4.14%	722,366	9,229	5.08%
Total interest earning assets	33,731,266	456,503	5.38%	34,061,443	457,194	5.38%	34,193,449	496,250	5.79%
Allowance for credit losses	(227,694)			(227,191)			(231,383)
Non-interest earning assets	1,390,051			1,370,990			1,444,410
Total assets	$34,893,623			$35,205,242			$35,406,476
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$5,586,547	$47,304	3.36%	$5,407,538	$45,689	3.39%	$3,930,101	$37,294	3.78%
Savings and money market deposits	9,921,293	83,862	3.35%	10,355,700	88,023	3.41%	11,304,999	119,856	4.22%
Time deposits	3,535,051	32,389	3.63%	3,919,526	36,983	3.79%	4,524,215	51,480	4.53%
Total interest bearing deposits	19,042,891	163,555	3.40%	19,682,764	170,695	3.48%	19,759,315	208,630	4.20%
FHLB advances	3,221,577	32,027	3.94%	2,941,264	27,828	3.79%	3,766,630	40,471	4.27%
Notes and other borrowings	542,241	7,228	5.34%	709,081	9,137	5.16%	708,829	9,127	5.15%
Total interest bearing liabilities	22,806,709	202,810	3.52%	23,333,109	207,660	3.57%	24,234,774	258,228	4.24%
Non-interest bearing demand deposits	8,203,439			7,993,915			7,384,721
Other non-interest bearing liabilities	868,385			931,879			1,009,157
Total liabilities	31,878,533			32,258,903			32,628,652
Stockholders' equity	3,015,090			2,946,339			2,777,824
Total liabilities and stockholders' equity	$34,893,623			$35,205,242			$35,406,476
Net interest income		$253,693			$249,534			$238,022
Interest rate spread			1.86%			1.81%			1.55%
Net interest margin			3.00%			2.93%			2.78%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Nine Months Ended September 30,
	2025			2024
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$23,788,158	$982,184	5.52%	$24,309,134	$1,062,407	5.84%
Investment securities (3)	9,288,070	353,760	5.08%	9,006,654	378,358	5.60%
Other interest earning assets	798,956	24,892	4.17%	732,435	28,253	5.15%
Total interest earning assets	33,875,184	1,360,836	5.37%	34,048,223	1,469,018	5.76%
Allowance for credit losses	(227,680)			(221,135)
Non-interest earning assets	1,376,969			1,534,800
Total assets	$35,024,473			$35,361,888
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$5,271,474	$132,886	3.37%	$3,752,828	$106,050	3.77%
Savings and money market deposits	10,366,899	263,664	3.40%	11,238,662	357,440	4.25%
Time deposits	3,924,209	111,910	3.82%	4,834,209	163,229	4.51%
Total interest bearing deposits	19,562,582	508,460	3.48%	19,825,699	626,719	4.22%
FHLB advances	3,052,253	87,060	3.81%	4,032,737	128,000	4.24%
Notes and other borrowings	652,843	25,500	5.21%	709,668	27,402	5.15%
Total interest bearing liabilities	23,267,678	621,020	3.57%	24,568,104	782,121	4.25%
Non-interest bearing demand deposits	7,873,052			7,132,351
Other non-interest bearing liabilities	934,559			958,888
Total liabilities	32,075,289			32,659,343
Stockholders' equity	2,949,184			2,702,545
Total liabilities and stockholders' equity	$35,024,473			$35,361,888
Net interest income		$739,816			$686,897
Interest rate spread			1.80%			1.51%
Net interest margin			2.92%			2.69%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended			Nine Months Ended
c	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Basic earnings per common share:
Numerator:
Net income	$71,851	$68,766	$61,452	$199,093	$163,165
Distributed and undistributed earnings allocated to participating securities	(1,030)	(979)	(850)	(2,829)	(2,282)
Income allocated to common stockholders for basic earnings per common share	$70,821	$67,787	$60,602	$196,264	$160,883
Denominator:
Weighted average common shares outstanding	75,227,314	75,222,756	74,753,372	75,124,070	74,675,279
Less average unvested stock awards	(1,116,965)	(1,124,872)	(1,079,182)	(1,114,472)	(1,105,654)
Weighted average shares for basic earnings per common share	74,110,349	74,097,884	73,674,190	74,009,598	73,569,625
Basic earnings per common share	$0.96	$0.91	$0.82	$2.65	$2.19
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$70,821	$67,787	$60,602	$196,264	$160,883
Adjustment for earnings reallocated from participating securities	7	5	6	15	9
Income used in calculating diluted earnings per common share	$70,828	$67,792	$60,608	$196,279	$160,892
Denominator:
Weighted average shares for basic earnings per common share	74,110,349	74,097,884	73,674,190	74,009,598	73,569,625
Dilutive effect of certain share-based awards	715,117	523,812	817,866	601,031	481,126
Weighted average shares for diluted earnings per common share	74,825,466	74,621,696	74,492,056	74,610,629	74,050,751
Diluted earnings per common share	$0.95	$0.91	$0.81	$2.63	$2.17

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	At or for the Three Months Ended			At or for the Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Financial ratios (4)
Return on average assets	0.82%	0.78%	0.69%	0.76%	0.62%
Return on average stockholders’ equity	9.5%	9.4%	8.8%	9.0%	8.1%
Net interest margin (3)	3.00%	2.93%	2.78%	2.92%	2.69%
Loans to deposits	82.8%	83.6%	87.6%	82.8%	87.6%
Tangible book value per common share	$39.27	$38.23	$36.52	$39.27	$36.52

	September 30, 2025	June 30, 2025	December 31, 2024
Asset quality ratios
Non-performing loans to total loans (1)(5)	1.60%	1.57%	1.03%
Non-performing assets to total assets (2)(5)	1.10%	1.08%	0.73%
ACL to total loans	0.93%	0.93%	0.92%
Commercial ACL to commercial loans (6)	1.35%	1.36%	1.37%
ACL to non-performing loans (1)(5)	57.95%	59.18%	89.01%
Net charge-offs to average loans(7)	0.26%	0.27%	0.16%

(1)    We define non-performing loans to include non-accrual loans and loans other than purchased credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchased credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.
(2)    Non-performing assets include non-performing loans, OREO and other repossessed assets.
(3)    On a tax-equivalent basis.
(4)    Annualized for the three and nine month periods as applicable.
(5)    Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $40.0 million or 0.17% of total loans and 0.11% of total assets at September 30, 2025, $35.9 million or 0.15% of total loans and 0.10% of total assets at June 30, 2025, and $34.3 million or 0.14% of total loans and 0.10% of total assets at December 31, 2024.
(6)    For purposes of this ratio, commercial loans includes the C&I and CRE sub-segments, as well as franchise and equipment finance. Due to their unique risk profiles, MWL and municipal finance are excluded from this ratio.
(7)    Annualized for the six months ended June 30, 2025 and the nine months ended September 30, 2025; ratio for December 31, 2024 represents annual net charge-off rate.

	September 30, 2025		June 30, 2025		December 31, 2024		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	9.0%	9.5%	8.8%	9.3%	8.5%	9.7%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	12.5%	13.2%	12.2%	13.0%	12.0%	13.7%	6.5%
Total risk-based capital	14.4%	14.1%	14.3%	13.9%	14.1%	14.6%	10.0%
Tangible Common Equity/Tangible Assets	8.4%	N/A	8.1%	N/A	7.8%	N/A	N/A

Non-GAAP Financial Measures
Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions as it is a metric commonly used in the banking industry. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at the dates indicated (in thousands except share and per share data):

	September 30, 2025	June 30, 2025	September 30, 2024
Total stockholders’ equity	$3,032,374	$2,953,017	$2,807,804
Less: goodwill and other intangible assets	77,637	77,637	77,637
Tangible stockholders’ equity	$2,954,737	$2,875,380	$2,730,167

Common shares issued and outstanding	75,242,935	75,218,911	74,749,012

Book value per common share	$40.30	$39.26	$37.56

Tangible book value per common share	$39.27	$38.23	$36.52